                                 ONEWAVE, INC.
             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   EXHIBIT 11

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


                                                  THREE MONTHS ENDED               SIX MONTHS ENDED
                                          -------------------------------  ------------------------------
                                            JUNE 30, 1996   JUNE 30, 1997   JUNE 30, 1996   JUNE 30, 1997
                                          ---------------  --------------  --------------- ----------------

Net loss                                        $   793         $ 4,294         $ 9,308         $ 6,695

Weighted average shares outstanding
   during the period (1)                         10,737          14,734          10,737          14,856

Common stock equivalent shares (1)                2,404               -           2,404               -
                                                -------         -------         -------         -------

Weighted average number of common and
   common stock equivalents                      13,141          14,734          13,141          14,856


Net loss per common and common
 equivalent share                               $ (0.06)        $ (0.29)        $ (0.71)        $ (0.45)
                                                =======         =======         =======         =======

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(1)  In accordance with the Securities and Exchange Commission Staff Accounting
     Bulletin No.83 ("SAB 83") all common and common equivalent shares and other potentially dilutive instruments (including stock options, redeemable convertible preferred stock and convertible preferred stock) issued during the last twelve month period prior to the date of the IPO have been included in the calculation as if they were outstanding for the periods ended June 30, 1996.